UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2023

Core Scientific, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40046	86-1243837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Barton Springs Road, Suite 300 Austin, Texas	78704
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 402-5233

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CORZQ	*
Warrants, exercisable for shares of common stock	CRZWQ	*

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

*	The registrant’s common stock and warrants began trading exclusively on the OTC Pink Marketplace on January 3, 2023 under the Symbols “CORZQ” and “CRZWQ,” respectively.

Item 1.01.	Entry into a Material Definitive Agreement.

As previously announced, on December 21, 2022, Core Scientific, Inc. and certain of its affiliates (collectively, the “Debtors”) filed voluntary petitions (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Debtors continue to operate their business and manage their properties as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. Additional information about the Chapter 11 Cases, including access to Court documents, is available online at cases.stretto.com/CoreScientific/, a website administered by Stretto, Inc., a third-party bankruptcy claims and noticing agent. The information on this web site is not incorporated by reference into, and does not constitute part of, this Form 8-K.

The Replacement DIP Credit Agreement

As previously disclosed, in connection with the Chapter 11 Cases, on February 2, 2023, the Bankruptcy Court entered an interim order (the “Interim DIP Order”) authorizing, among other things, the Debtors to obtain senior secured non-priming super-priority replacement post-petition financing (the “Replacement DIP Facility”). On February 27, 2023, the Debtors entered into a Senior Secured Super-Priority Replacement Debtor-in-Possession Loan and Security Agreement governing the Replacement DIP Facility (the “Replacement DIP Credit Agreement”), with B. Riley Commercial Capital, LLC, as administrative agent (the “Administrative Agent”), and the lenders from time to time party thereto (collectively, the “Replacement DIP Lenders”). On March 1, 2023, the Bankruptcy Court entered an order approving the Replacement DIP Facility on a final basis (the “Final DIP Order”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Replacement DIP Credit Agreement.

The Replacement DIP Facility, among other things, provides for a non-amortizing super-priority senior secured term loan facility in an aggregate principal amount not to exceed $70 million. Under the Replacement DIP Facility, (i) $35 million was available following Bankruptcy Court approval pursuant to the Interim DIP Order and (ii) $35 million was made available following the Final DIP Order.

Loans under the Replacement DIP Facility will bear interest at a rate of 10% which will be payable in kind in arrears on the first day of each calendar month. The Administrative Agent received an Upfront Payment equal to 3.5% of the aggregate commitments under the Replacement DIP Facility on February 3, 2023, payable in kind, and the Replacement DIP Lenders will receive an Exit Premium equal to 5% of the amount of the Loans being repaid, reduced or satisfied, payable in cash. The Replacement DIP Credit Agreement includes representations and warranties, covenants applicable to the Debtors, and events of default. If an Event of Default under the Replacement

DIP Credit Agreement occurs, the Administrative Agent may, among other things, permanently reduce any remaining commitments and declare the outstanding obligations under the Replacement DIP Credit Agreement to be immediately due and payable.

The maturity date of the Replacement DIP Credit Agreement is December 22, 2023, which can be extended, under certain conditions, by an additional three months to March 22, 2024. The Replacement DIP Credit Agreement will also terminate on the date that is the earliest of the following (i) the effective date of any chapter 11 plan of reorganization with respect to the Borrowers or any other Debtor; (ii) the consummation of any sale or other disposition of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code; (iii) the date of the acceleration of the Loans and the termination of the Commitments (whether automatically, or upon any Event of Default or as otherwise provided in the Replacement DIP Credit Agreement); and (iv) conversion of the Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code.

The foregoing description of the Replacement DIP Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Replacement DIP Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Replacement DIP Credit Agreement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Core Scientific, Inc.

Date: March 2, 2023	By:	/s/ Todd M. DuChene
	Name:	Todd M. DuChene
	Title:	President and Chief Legal Officer